________________________________________________________________________

March 22, 2005

Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Commissioners:

We have read the statements made by Chicago Rivet & Machine Co. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K/A dated February 28, 2005. We agree with the statements concerning our Firm in such Form 8-K/A. However, PricewaterhouseCoopers LLP makes no comment whatsoever regarding actions by the Company’s Audit Committee in securing the services of another independent registered public accounting firm.

Very truly yours,

PricewaterhouseCoopers LLP